Exhibit 99.1

CO2 Energy Transition Corp. Announces Pricing of $60 Million Initial Public Offering

Houston, TX, Nov. 20, 2024 (GLOBE NEWSWIRE) -- CO2 Energy Transition Corp. (the “Company”), a blank check company incorporated as a Delaware corporation today announced the pricing of its initial public offering of 6,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one share of common stock of the Company, one redeemable warrant which will entitle the holder thereof to purchase one share of common stock at $11.50 per share and one right with each right entitling the holder to one-eighth of one share of common stock upon completion of an initial business combination. The Company has granted the underwriter a 45-day option to purchase up to 900,000 additional units at $10.00 per unit to cover over-allotments, if any. The units are expected to trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “NOEMU” beginning November 21, 2024. Once the securities comprising the units begin separate trading, the common stock, the warrants and the rights are expected to be traded on Nasdaq under the symbols “NOEM,” “NOEMW” and “NOEMR” respectively. The offering is expected to close on November 22, 2024, subject to customary closing conditions.

Kingswood Capital Partners LLC is acting as sole underwriter of this offering.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”). The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Kingswood Capital Partners LLC, 126 East 56th Street, Suite 22S, New York, NY 10022, Attn: Syndicate, or by email at syndicate@kingswoodus.com, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CO2 Energy Transition Corp.

CO2 Energy Transition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company will not be limited to any particular industry or geographic region, although it initially intends to pursue targets in the carbon capture, utilization and storage industry.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of CO2 Energy Transition Corp., including those set forth in the Risk Factors section of CO2 Energy Transition Corp.’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. CO2 Energy Transition Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

CO2 Energy Transition Corp.
Brady Rodgers
President and Chief Executive Officer
bradyr@co2et.com